                                                                           EXHIBIT 11-1


                                     PENNSYLVANIA ENTERPRISES, INC.

                         Statement Re Computation of Per Share Earnings for the
                     Three and Nine Month Periods Ended September 30, 1995 and 1994



                                         Three Months Ended           Nine Months Ended
                                         1995          1994           1995          1994
Income (loss) before subsidiary's
  preferred stock dividends          $ (3,469,000) $    (98,000)  $ (2,254,000) $ 11,509,000

Subsidiary's preferred stock
  dividends                               690,000     1,025,000      2,073,000     3,669,000

Net income (loss)                    $ (4,159,000) $ (1,123,000)  $ (4,327,000) $  7,840,000

Earnings (loss) per share of
  common stock*                      $       (.72) $       (.21)  $       (.76) $      (1.34)

Computations of additional common
  shares outstanding

  Average shares of common stock        5,754,607     5,445,740      5,715,294     5,428,865

  Incremental common shares
    applicable to options, based on
    the daily average market price          3,418         1,229          1,194         1,041

  Average common shares as adjusted     5,758,025     5,446,969      5,716,488     5,429,906

  Average shares of common stock        5,754,607     5,445,740      5,715,294     5,428,865

  Incremental common shares
    applicable to options, based on
    the more dilutive of daily
    average or ending market price          5,963             -          3,121             -

  Average common shares fully
    diluted                             5,760,570     5,445,740      5,718,415     5,428,865

Earnings (loss) per share of
  common stock

  Average common shares as adjusted  $       (.72) $       (.21)  $       (.76) $       1.34

  Average common shares fully
    diluted                          $       (.72) $       (.21)  $       (.76) $       1.34




*  Earnings (loss) per  share  of  common  stock  reflect  the  effect  of premiums totaling
   $534,375 on the  redemption  of  subsidiary's  preferred  stock  in  May, 1994, that were charged to retained earnings and not included in the determination of net income.